Exhibit 10.2

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into as of January 16, 2006, by and between CELSION CORPORATION, a Delaware corporation (“CELSION”) and CELSION (CANADA) LIMITED, an Ontario, Canada corporation (“CANADA”). The parties hereto are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

Recitals

A. Celsion and Canada are parties to a Contribution Agreement dated as of January 16, 2006 whereby Celsion has contributed certain assets to Canada. Canada has requested that Celsion continue to provide the services described herein to Canada during the term of this Agreement in order to provide Canada with an opportunity to obtain such services from third parties or to begin to provide such services itself.

B. Celsion, Canada and Dr. Augustine Y. Cheung, a Maryland resident (“Buyer”), intend to enter into a stock purchase agreement (the “Stock Purchase Agreement”) whereby Celsion will sell and transfer one hundred (100) shares of the capital stock of Canada (the “Shares”), representing all of the outstanding capital stock of Canada.

C. Celsion, Canada and Buyer intend that the payments due and payable by Canada pursuant to Section 4 below shall be secured by shares of common stock, par $0.01, of Celsion, which are being pledged by Buyer as collateral (the “Collateral”) pursuant to a Stock Pledge Agreement in the form attached hereto as Exhibit A.

D. Following the execution of closing of the transactions contemplated by the Stock Purchase Agreement, Canada plans to sell approximately an 80% interest in Canada to investors through the process of Canada being merged into a Capital Pool Company (“CPC”). The transaction contemplates a two phase process, phase 1 being the establishment and registration of the CPC and phase 2 the merger of Canada into the CPC simultaneously funded by a private placement of shares of the merged corporation. Phase 2 is hereinafter referred to as the “Qualifying Transaction.”

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. COMMENCEMENT AND TERM OF AGREEMENT.

(a) Beginning as of the date hereof (the “Effective Date”), Celsion shall provide to Canada in a manner consistent with past practices those services set forth in Section 2 of this Agreement (“Transition Services”) for the period provided with regard to each Transition Service in Section 2 below.

(b) This Agreement and the provision of any or all of the Transition Services hereunder may be terminated by mutual agreement of the Parties or by either Party in the event that the other Party hereto has breached this Agreement and fails to cure such breach within thirty (30) days following written notice setting forth the nature of such breach.

2. TRANSITION SERVICES.

The Transition Services provided under this Agreement and the term for the provision of such services (the “Term”) will be as follows:

a)	for a period of up to six (6) months from the Effective Date, Celsion will sublease (the “Sublease”) to Canada space in which Canada may carry on it business at 10220 Old Columbia Road, Columbia, Maryland 21046 subject to the terms set forth in Exhibit B (“Facilities Services”)

b)	for so long as Canada is occupying the space described in Section 2(a) above pursuant to the Sublease, Celsion shall provide reasonable administrative support services as needed in the operation of Canada;

c)	for the shorter of the period ending (1) June 30, 2006 and (2) the date of the closing of a Qualifying Transaction, Celsion shall pay the reasonable: salary and health and dental insurance of Buyer, salary and dental insurance of John Mon, and salaries of Charles Shelton and Stephen Shelton (together, the “Canada Employees”), totaling, in the aggregate, approximately forty-five thousand dollars ($45,000.00) per month; and

d)	for the shorter of the period ending (1) June 30, 2006 and (2) the date of the closing of a Qualifying Transaction, Celsion shall reimburse Canada for expenses reasonably incurred in connection with the operation of its business; provided that Canada shall submit, in accordance with Celsion’s policies and procedures, appropriate vouchers, receipts or other substantiating evidence acceptable to Celsion for such expenses before reimbursement will be made hereunder and the aggregate reimbursement under this Section 2(d) shall not exceed One Hundred Thousand Dollars ($100,000.00).

3. PROVISION OF PAYROLL AND HUMAN RESOURCES PROCESSING

Celsion shall not be responsible for providing payroll and human resources processing for Canada from and after the Effective Date, except in connection with amounts that Celsion pays pursuant to Section 2(c) hereof. In no event shall Celsion be responsible for any reporting relating to any time periods later than June 30, 2006.

4. COSTS AND FEES FOR TRANSITION SERVICES.

Within ten (10) days of the closing of a Qualifying Transaction, in return for Transition Services provided hereunder, Canada shall pay Celsion as follows:

a)	the amount equal to the sum of (i) Sixteen Dollars and Eighty-Two Cents ($16.82) per square foot of space subleased by Canada pursuant to Section 2(a) hereof, plus (ii) Two-Hundred Dollars fees for each month (or portion of a month) during which Canada occupies the space provided pursuant to the Facilities Services; and

b)	the amount equal to all payments made by or on behalf of Celsion to Canada or the Canada Employees pursuant to Sections 2(c) and 2(d) above.

In the event that any payment due under this Section 4 is not made within ten (10) days after the closing of a Qualifying Transaction, interest shall accrue on amounts outstanding at the rate of Prime plus one percent (1%). In the event that amounts due hereunder plus accrued interest thereon have not been paid in full on the first anniversary of the closing of a Qualifying Transaction such failure shall be deemed to be an “Event of Default” hereunder. Celsion shall have the right to sell the Collateral as set forth in Section 7.3 of the Stock Pledge Agreement upon the occurrence of an Event of Default.

5. COOPERATION.

Celsion and Canada shall cooperate with each other with respect to all provisions of this Agreement and the Transition Services provided hereunder. Celsion may agree, in writing, to provide additional Transition Services at its discretion and for such additional fees as the Parties may agree.

6. LIMITATION OF LIABILITY.

CELSION, ITS SUBSIDIARIES, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND PERMITTED ASSIGNS (EACH, A “CELSION PARTY”) SHALL NOT BE LIABLE TO CANADA, ANY SUBSIDIARY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, AGENT OR PERMITTED ASSIGN OF CANADA OR ANY OF ITS SUBSIDIARIES, (EACH, A “CANADA PARTY”) FOR ANY LIABILITIES, CLAIMS, DAMAGES, LOSSES OR EXPENSES (“DAMAGES”), OF A CANADA PARTY ARISING IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF OR FAILURE TO PROVIDE ANY TRANSITION SERVICES. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF DATA OR AS A RESULT OF INCORRECT DATA), WHETHER IN AN ACTION OR PROCEEDING FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHER TORT OR BASED ON ANY OTHER THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CELSION’S TOTAL LIABILITY TO CANADA UNDER THIS AGREEMENT SHALL NOT EXCEED, IN TOTAL AGGREGATE AMOUNT, THE AMOUNT OF FEES PAID TO CELSION PURSUANT TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS LIMITATION ON LIABILITY WAS AN ESSENTIAL ELEMENT IN CELSION’S DETERMINATION TO ENTER INTO THIS AGREEMENT AND IN SETTING THE FEES AND OTHER CONSIDERATION PROVIDED UNDER THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7. CANADA INDEMNIFICATION.

Canada shall indemnify, defend and hold harmless each of the Celsion Parties, from and against all Damages of any kind or nature, caused by or arising in connection with this Agreement or the performance (or non-performance) of the Transition Services so long as (i) Celsion acted in good faith pursuant to and within the scope of authority granted to it by this Agreement and in a manner it believed to be in the best interest of Canada and (ii) Celsion’s conduct did not constitute gross negligence or willful misconduct. In the event that Celsion has actual knowledge of a claim that may be the subject of indemnification under this Section 7, it shall promptly notify Canada of such claim and Canada shall defend such claim or, with the consent of Celsion (which consent shall not be unreasonably withheld) settle such claim.

8. INFORMATION.

Subject to applicable law, each Party hereto covenants and agrees to provide the other Party with all information regarding itself and transactions under this Agreement as are required by such other Party to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

9. FURTHER ASSURANCE.

Each of the Parties will make execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other Party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

10. SUCCESSORS AND ASSIGNS.

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto, provided that this Agreement, or any of the rights or duties under this Agreement, may not be assigned or transferred to any person or entity without the prior written consent of the other Party.

11. NOTICES.

Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, by hand, or facsimile transmission or five (5) days after posting if sent by U.S. mail, return receipt requested to the following addresses:

If to Celsion:	Celsion Corporation
Attention: Anthony P. Deasey, Chief Financial Officer
10220 Old Columbia Road
Columbia, Maryland 21046

If to Canada:	Celsion (Canada) Limited
Attention: Augustine Y. Cheung, President
10220 Old Columbia Road
Columbia, Maryland 21046

or to such other address as either Party may have furnished to the other in writing in accordance with this Section 11.

12. GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland except its choice of law rules.

13. SUSPENSION.

The obligations of any Party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasions, governmental interference, inability to secure goods or materials, or other circumstances outside the reasonable control of the Parties.

14. SEVERABILITY.

If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each Party shall be construed and enforced accordingly.

15. RIGHTS UPON ORDERLY TERMINATION; SURVIVAL.

Upon termination of this Agreement by mutual agreement of the Parties or expiration or termination of the Term of any of the Transition Services described herein, each Party shall, upon request, forthwith return to the other Party: (1) in the event of termination of this Agreement, all such reports, papers, materials and other information required to be provided to the other Party by this Agreement; and (2) in the event of the expiration or termination of the Term of a Transition Service, all reports, paper, materials and other information relating to such Transition Service required to be provided to the other Party by this Agreement in connection with such Transition Service. In addition, each Party shall assist the other in the orderly termination of this Agreement or any of the Transition Services described herein. Notwithstanding any termination of this Agreement, the obligations of the Parties hereto to make payments hereunder and the provisions of Sections 6 (Limitation on Liability) and 7 (Canada Indemnification) shall survive. Anything to the contrary herein notwithstanding, Celsion shall have no obligation under this Agreement to provide any Transition Services or other services following the expiration or termination of this Agreement.

16. AMENDMENT.

This Agreement may only be amended by a written agreement executed by all of the Parties hereto.

17. NO REPRESENTATIONS; HEADINGS.

Neither Party makes any representation or warranty to the other Party except as expressly set forth herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. ENTIRE AGREEMENT; NATURE OF RELATIONSHIP.

This Agreement constitutes the entire agreement between the Parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof. The Parties’ relationship is that of an independent contractor and nothing in this Agreement is intended to, or should be construed to, create a partnership, joint venture, or employer-employee relationship.

19. COUNTERPARTS.

This Agreement may be executed in separate counterparts, each of which deemed an original and all of which, when taken together, shall constitute one agreement.

{SIGNATURES APPEAR ON THE FOLLOWING PAGE}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

CELSION (CANADA) LIMITED

By:	/s/ Anthony P. Deasey
Name:	Anthony P. Deasey
Title:	Treasurer

CELSION CORPORATION

By:	/s/ Lawrence S. Olanoff
Name:	Lawrence S. Olanoff
Title:	President and Chief Executive Office

Transition Services Agreement	S-1

Exhibit A

Form of Stock Pledge Agreement

Exhibit B

Facilities Services

1.	Celsion will make up to one thousand (1,000) square feet of office space (including an allocation of common space) available to Canada.

2.	Additional offices services that will be included with the provision of office space will include coffee service, security services and janitorial services.